Exhibit 3.1

FORM OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

SECURE COMPUTING CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Secure Computing Corporation, a Delaware corporation (the “Corporation”), by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) has adopted the following resolution:

RESOLVED, that there is hereby created a series of Preferred Stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), with the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, fixed as follows:

Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number of Shares and Designation. Seven hundred thousand (700,000) shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.

2. Rank. The Series A Preferred Stock shall, with respect to payment of dividends, redemption payments upon a Change in Control, rights upon liquidation, dissolution or winding up of the Corporation (i) rank senior and prior to the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series A Preferred Stock (whether with respect to payment of dividends, redemption payments, or rights upon liquidation, dissolution or winding up of the Corporation) (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series A Preferred Stock (whether with respect to payment of dividends, redemption payments, or rights upon liquidation, dissolution or winding up of the Corporation) (all of such equity securities are collectively referred to herein as the “Parity

Securities”), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series A Preferred Stock (whether with respect to payment of dividends, redemption payments, or rights upon liquidation, dissolution or winding up of the Corporation) (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. At the date of the initial issuance of the Series A Preferred Stock there will be no Parity Securities and no Senior Securities authorized or outstanding.

3. Dividends.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available for the payment of dividends, dividends on the terms described below:

(i) Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, stock or otherwise, and including any dividend or distribution of shares of stock or other equity of any Person other than the Corporation, evidences of indebtedness of any Person including without limitation the Corporation or any Subsidiary and any other assets) on the shares of Common Stock as if immediately prior to each record date for the Common Stock, shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 7); provided, however, that the holders of shares of Series A Preferred Stock shall not be entitled to participate in any such dividend or distribution if an adjustment to the Conversion Price shall be required with respect to such dividend or distribution pursuant to Section 7(c) hereof; and

(ii) In addition to any dividends or distributions paid pursuant to Section 3(a)(i), in respect of each six-month period beginning with the six-month period ending [            , 2010] the Corporation shall pay, when, as and if declared by the Board of Directors, out of funds legally available therefor, a semi-annual dividend on each share of Series A Preferred Stock at an annual rate equal to 5.0% (compounded semi-annually to the extent not previously paid) of the Base Liquidation Value then in effect. Such dividends shall be payable in cash or continue to accrue, at the election of the Corporation, such election to be made in writing to the holders of the Series A Preferred Stock at least ten (10) Business Days prior to the Dividend Payment Date. If no such election is made, the dividends provided for in this Section 3(a)(ii) will accrue.

Dividends or distributions payable pursuant to Section 3(a)(i) shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock, and no dividends or distributions shall be paid in respect of shares of Common Stock unless dividends or distributions contemplated by Section 3(a)(i) are also paid at the same time in respect of the Series A Preferred Stock. Dividends payable pursuant to Section 3(a)(ii) shall be payable semi-annually in arrears on and of each year with the first payment to be

made on             , 2010 (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day) (each such payment date being a “Dividend Payment Date” and the period from the date fifty-four (54) months after the Original Issue Date until the first Dividend Payment Date and each such semi-annual period thereafter being a “Dividend Period”). The amount of dividends payable on the Series A Preferred Stock for any period shorter or longer than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. As used herein, the term “Business Day” means any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York.

(b) Dividends on the Series A Preferred Stock provided for in Section 3(a)(ii) shall be cumulative and shall accrue on a daily basis whether or not declared and whether or not in any fiscal year there shall be funds legally available therefor, so that if in any Dividend Period, dividends contemplated by Section 3(a)(ii) in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall accumulate.

(c) Each dividend shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on such record dates (each, a “Dividend Payment Record Date”), which (i) with respect to dividends payable pursuant to Section 3(a)(i), shall be the same day as the record date for the payment of dividends or distributions to the holders of shares of Common Stock, and (ii) with respect to dividends payable pursuant to Section 3(a)(ii), shall be not more than 30 days nor less than 10 days preceding the applicable Dividend Payment Date.

(d) From and after the time, if any, that (x) a holder of any shares of Series A Preferred Stock has delivered notice to the Corporation pursuant to Section 6(a) of its intention to exercise its redemption rights under Section 5 or (y) the Corporation shall have failed to pay on any Dividend Payment Date any dividend in accordance with Section 3(a) hereof, (i) no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock at cost made pursuant to any employee or director incentive or benefit plans or arrangements of the Corporation or any Subsidiary of the Corporation or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) and (ii) the Corporation shall not, directly or indirectly, make any payment on account of any purchase, redemption, retirement or other acquisition of any Parity Securities (other than for consideration payable solely in Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) until, in the event of clause (x), no shares of Series A Preferred Stock of such holder remain outstanding, and in event of clause (y), all such dividends have been paid in full.

4. Liquidation Preference.

(a) “Base Liquidation Value” means (x) $100 per share, which amount shall after the Original Issue Date accrete daily at the annual rate of 5.0%, compounded semi-annually, computed on the basis of a 360-day year of twelve 30-day months from the Original Issue Date through but not including the date fifty-four (54) months after the Original Issue Date plus (y) an amount equal to any accrued but unpaid dividends thereon to the date of determination. As used herein, “accrued” dividends means dividends declared or contemplated to be declared or paid pursuant to Section 3 hereof on the Series A Preferred Stock, but not yet paid.

(b) “Liquidation Value” means:

(i) in the event of a Change in Control prior to the fifth anniversary of the Original Issue Date, the sum of (x) the Base Liquidation Value as of the date of the Change in Control (such date, the “Change in Control Date”) plus (y)

(A) if the Change in Control occurs after the Original Issue Date and prior to the first anniversary of the Original Issue Date, 15.0% of the Base Liquidation Value as of the Change in Control Date;

(B) if the Change in Control occurs on or after the first anniversary of the Original Issue Date and prior to the second anniversary of the Original Issue Date, 10.0% of the Base Liquidation Value as of the Change in Control Date;

(C) if the Change in Control occurs on or after the second anniversary of the Original Issue Date and prior to the fourth anniversary of the Original Issue Date, 5.0% of the Base Liquidation Value as of the Change in Control Date; or

(D) if the Change in Control occurs on or after the fourth anniversary of the Original Issue Date and prior to the fifth anniversary of the Original Issue Date, 1.0% of the Base Liquidation Value as of the Change in Control Date; and

(ii) in circumstances other than a Change of Control prior to the fifth anniversary of the Original Issue Date, the Base Liquidation Value.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive the greater of (i) the Liquidation Value of such shares in effect on the date of such liquidation, dissolution or winding up, or (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of Series A Preferred Stock into shares of Common Stock (pursuant to, and at a conversion rate described in, Section 7).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock (i) shall not be entitled to receive the Liquidation Value of such shares until payment in full or provision has been made for the payment in full of all claims of creditors of the Corporation and shall be subject to the liquidation preferences for all Senior Securities, and (ii) shall be entitled to receive the Liquidation Value of such shares before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of shares of Series A Preferred Stock and the liquidation preference payable to the holders of capital stock constituting any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other shares of capital stock constituting Parity Securities ratably in accordance with the Liquidation Value for the Series A Preferred Stock and the liquidation preference for the capital stock constituting Parity Securities, respectively.

(e) Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5. Change in Control. In the event of a Change in Control:

(a) If the Corporation has given written notice of an anticipated Change in Control to the holders of shares of Series A Preferred Stock, which notice shall state the anticipated date of the Change in Control (the “Change in Control Notice”) and which notice shall be delivered by depositing the same with Federal Express or similar courier for next business day delivery, freight paid (with acknowledgement of receipt by the holders of shares of Series A Preferred Stock), not less than 10 days nor more than 20 days prior to the Change in Control Date (which Change in Control Date shall be no earlier than the anticipated Change in Control Date set forth in the Change in Control Notice), holders of outstanding shares of Series A Preferred Stock may, at their election:

(i) prior to or upon the Change in Control, convert (such conversion to be deemed to have occurred immediately prior to such Change in Control) the Series A Preferred Stock into Common Stock in accordance with the provisions of Section 7 hereof (based on the Liquidation Value as of the Change in Control Date and, for purposes of determining such Liquidation Value pursuant to Section 4(b), assuming that such Change in Control has occurred immediately prior to such conversion) and receive, in exchange for such shares of Common Stock, the Change in Control Consideration, if any; provided that, if such holder has not converted such shares prior to or upon the Change in Control, such holder shall be deemed to have made a Redemption Request; or

(ii) at least 5 days prior to the anticipated Change in Control Date or, if later, the Change in Control Date, make a Redemption Request.

(b) If the Corporation has not given the Change in Control Notice as provided in Section 5(a), holders of outstanding shares of Series A Preferred Stock may, at their election:

(i) prior to or upon the Change in Control, convert (such conversion to be deemed to have occurred immediately prior to such Change in Control) the Series A Preferred Stock into Common Stock in accordance with the provisions of Section 7 hereof (based on the Liquidation Value as of the Change in Control Date and, for purposes of determining such Liquidation Value pursuant to Section 4(b), assuming that such Change in Control has occurred immediately prior to such conversion) and receive, in exchange for such shares of Common Stock, the Change in Control Consideration, if any;

(ii) at least 5 days prior to the Change in Control Date, make a Redemption Request; or

(iii) continue to hold the Series A Preferred Stock in any surviving entity resulting from such Change in Control or, in the case of a sale or other transfer of the Corporation’s assets which results in a Change in Control, the entity to which such assets are sold or otherwise transferred, provided, however, that the provisions hereof (including but not limited to the provisions of Section 7 following the Change in Control Date) shall continue to remain in effect with respect to such Series A Preferred Stock; provided, further, however, that not later than sixty days after the Change in Control Date, such holder shall either (x) convert the Series A Preferred Stock into Common Stock in accordance with the provisions of Section 7 hereof (based on the Liquidation Value as of the date of conversion and after giving effect to Section 4(b)(i) as of the Change in Control Date) and receive, in exchange for such shares of Common Stock, the Change in Control Consideration, or (y) make a Redemption Request (which Redemption Request will be deemed to have been made on the sixtieth day after the Change in Control Date if such holder has neither converted nor made a Redemption Request prior to such date).

(c) In the event that a Redemption Request is made pursuant to this Section 5, the Series A Preferred Stock shall be redeemed in accordance with Section 6.

As used in this Section 5, “Change In Control Consideration” means the shares of stock, securities, cash or other property issuable or payable (as part of any reorganization, reclassification, consolidation, merger or sale in connection with the Change in Control) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Price for such Series A Preferred Stock then in effect, and “Redemption Request” means a request that the Corporation redeem, out of funds lawfully available for the redemption of shares, the Series A Preferred Stock for an amount in cash equal to the Liquidation Value as of the applicable Redemption Date (after giving effect to Section 4(b)(i) as of the Change in Control Date).

6. Procedures for Redemption.

(a) In the event of a Redemption Request pursuant to Section 5, notice of such redemption shall be given by depositing the same with Federal Express or similar courier for next business day delivery to the office of the Corporation, freight paid. Such notice shall state the date on which the holder is to surrender to the Corporation the certificates for any shares to be redeemed, which date shall be no earlier than the Change in Control Date (such date, or if such date is not a Business Day, the first Business Day thereafter, the “Redemption Date”). Any notice provided in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Corporation receives the notice. In the event of a deemed Redemption Request pursuant to Section 3(a)(i), the Redemption Date shall be the Change of Control Date. In the event of a deemed

Redemption Request pursuant to Section 5(b)(iii), the Redemption Date shall be ten (10) business days after such date as the Redemption Request shall have been deemed to have been made.

(b) Upon surrender in accordance with the notice of redemption of the certificates for any shares so redeemed, such shares shall be redeemed by the Corporation, out of funds lawfully available for the redemption of shares, at the redemption price aforesaid with payment of such redemption price being made on the applicable Redemption Date by wire transfer of immediately available funds to the account specified by the holder of the shares redeemed. Such redemption shall be effective on the applicable Redemption Date, notwithstanding any failure of such holders to deliver such certificates, provided that the Redemption amount has either been paid to each holder on or prior to such date or deposited in a bank in a separate trust account for the sole benefit of the holders.

7. Conversion.

(a) Right to Convert; Mandatory Conversion.

(i) Subject to the provisions of this Section 7, each holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to $13.51, subject to adjustment as described in Section 7(c) (as adjusted from time to time, the “Conversion Price”).

(ii) From and after the first anniversary of the Original Issue Date, subject to the provisions of this Section 7, the Corporation shall have the right to require the holders of shares of Series A Preferred Stock, from time to time, at the Corporation’s option, to convert the holders’ shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the Conversion Price, but only if at the time the Corporation exercises this option, (A) the Registration Statement has been declared effective and continues to be effective and (B) the Market Price of the Common Stock for each Trading Day during a period of 30 consecutive Trading Days beginning on or after the first anniversary of the Original Issue Date and ended within 5 days prior to the date the Corporation delivers the notice required by Section 7(b)(i)(B) exceeds 200% of the Conversion Price then in effect.

(iii) From and after the third anniversary of the Original Issue Date, subject to the provisions of this Section 7, the Corporation shall have the right to require the holders of shares of Series A Preferred Stock, from time to time, at the Corporation’s option, to convert the holders’ shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the Conversion Price, but only if at the time the Corporation exercises this option, (A) the Registration Statement has been declared effective and continues to be effective and (B) the Market Price of the Common Stock for each Trading Day during a period of 30 consecutive Trading Days beginning on or after the third anniversary of the Original Issue Date and ended within 5 days prior to the date the Corporation delivers the notice required by Section 7(b)(i)(B) exceeds 175% of the Conversion Price then in effect.

(iv) From and after the fourth anniversary of the Original Issue Date, subject to the provisions of this Section 7, the Corporation shall have the right to require the holders of shares of Series A Preferred Stock, from time to time, at the Corporation’s option, to convert the holders’ shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the Conversion Price, but only if at the time the Corporation exercises this option, (A) the Registration Statement has been declared effective and continues to be effective and (B) the Market Price of the Common Stock for each Trading Day during a period of 30 consecutive Trading Days beginning on or after the fourth anniversary of the Original Issue Date and ended within 5 days prior to the date the Corporation delivers the notice required by Section 7(b)(i)(B) exceeds 150% of the Conversion Price then in effect.

(v) The number of shares of Common Stock into which a share of the Series A Preferred Stock shall be convertible pursuant to this Section 7(a) (calculated as to each conversion to the nearest 1/100th of a share) shall be determined by dividing the Liquidation Value in effect at the time of conversion by the Conversion Price in effect at the time of conversion.

(b) Mechanics of Conversion.

(i) A holder of shares of Series A Preferred Stock or the Corporation, as the case may be, that elects to exercise its conversion rights pursuant to Section 7(a) shall provide notice to the other party as follows:

(A) Holder’s Notice and Surrender. To exercise its conversion right pursuant to Section 7(a)(i), a holder of shares of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series A Preferred Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted.

(B) Corporation’s Notice. To exercise its conversion right pursuant to Section 7(a)(ii), 7(a)(iii) or 7(a)(iv), the Corporation shall deliver written notice to such holder, at least 10 Business Days and no more than 20 Business Days prior to the Conversion Date, specifying: (i) the number of shares of Series A Preferred Stock to be converted and, if fewer than all the shares held by such holder are to be converted, the number of shares to be converted by such holder; (ii) the Conversion Date; (iii) the number of shares of Common Stock to be issued in respect of each share of Series A Preferred Stock that is converted; (iv) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock; and (v) that dividends on the shares to be converted will cease to accrue on such Conversion Date.

Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Corporation, duly executed by the holder thereof or such holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(b)(vi). Within two Business Days after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vii).

(ii) Each conversion shall be deemed to have been effected immediately prior to the close of business on (x) in the case of conversion pursuant to Section 7(a)(i), the first Business Day on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid and (y) in the case of conversion pursuant to Section 7(a)(ii), 7(a)(iii) or 7(a)(iv), the date specified as the Conversion Date in the Corporation’s notice of conversion delivered to each holder pursuant to Section 7(b)(i)(B) (in each case, the “Conversion Date”). At such time on the Conversion Date:

(A) the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and

(B) such shares of Series A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to Section 7(a)(i), surrendered for conversion and (y) in the event of conversion pursuant to Section 7(a)(ii), 7(a)(iii) or 7(a)(iv), covered by the Corporation’s notice of conversion, shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7.

All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(iii) Holders of shares of Series A Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and on or prior to such Dividend Payment Date.

(iv) The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series A Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. The Corporation will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Corporation will take all commercially reasonable action as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or traded.

(v) Issuances of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any holder of shares of Series A Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(vi) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the Conversion Date.

(vii) If fewer than all of the outstanding shares of Series A Preferred Stock are to be converted pursuant to Section 7(a)(ii), 7(a)(iii) or 7(a)(iv), the shares shall be converted on a pro rata basis (according to the number of shares of Series A Preferred Stock held by each holder, with any fractional shares rounded to the nearest whole share).

(viii) Notwithstanding anything to the contrary in this Certificate, if a notice of conversion has been given by the Corporation pursuant to Section 7(b)(i)(B) and any holder of Series A Preferred Stock shall, prior to the close of business on the Business Day preceding the Conversion Date, give written notice to the Corporation pursuant to Section 6 as to the redemption of any or all of the shares to be converted held by the holder that would otherwise be converted on such Conversion Date, then such conversion shall not become effective as to such shares to be redeemed and such shares shall be redeemed as provided in Section 6. The Corporation shall not, through any conversion pursuant to the terms of Section 7(a) or through any other voluntary action, avoid or seek to avoid a redemption of shares pursuant to the terms of Section 6 upon any Change in Control pending or known to the Corporation as of the date of such proposed conversion.

(c) Adjustments to Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(i) Common Stock Issued at Less than Conversion Price. If after the Original Issue Date the Corporation issues or sells any Common Stock other than Excluded Stock without consideration or for consideration per share less than the Conversion Price in effect as of the date of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which the numerator shall be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (2) the number of additional shares of Common Stock that the aggregate consideration received by the Corporation for the number of shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately preceding such issuance or sale, and of which the denominator shall be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale, plus (2) the number of additional shares of Common Stock so issued. For the purposes of any adjustment of the Conversion Price pursuant to this Section 7(c), the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C) In the case of the issuance of (I) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (II) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 7(c)(i)(A) and (B)), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 7(c)(i)(A) and (B)), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(ii) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price at which the shares of Series A Preferred Stock were theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(iii) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 7(c)(ii) and subject to Section 5 hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock into which a share of Series A

Preferred Stock would have been convertible immediately prior to the Business Combination or reclassification. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires or leases such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, liquidation preference, voting and other rights of the holders of Series A Preferred Stock established herein are unchanged, except as permitted by Section 9 or as required by applicable law, rule or regulation. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7.

(iv) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 7(c)(i), (ii) or (iii) shall occur.

(v) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 7(c) shall be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 7(c)(v) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(vi) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in this Section 7(c), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at the address appearing in the Corporation’s records.

(vii) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 7(c)(i)-(iii) and (viii), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Section 7(c)(vi), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series A Preferred Stock.

(viii) Purchase Rights. If at any time or from to time after the Original Issue Date the Corporation shall grant, issue or sell any (I) options, warrants or other rights to purchase or acquire Common Stock (other than Excluded Stock), (II) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) or options, warrants or other rights to purchase or acquire such convertible or exchangeable securities or (III) rights to purchase property (collectively, the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and (A) such Purchase Rights are not distributed to the holders of Series A Preferred Stock pursuant to Section 3(a)(i) or (B) such grants, issuance or sales do not result in an adjustment of the Conversion Price under Section 7(c), then each holder of Series A Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 7(c)(vii)) upon the terms applicable to such Purchase Rights either:

(1) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series A Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series A Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series A Preferred Stock specifically to request delivery of such rights; or

(2) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of such thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

(ix) Miscellaneous. Except as provided in Section 7(c), no adjustment in respect of any dividends or other payments or distributions made to holders of Series A Preferred Stock of securities issuable upon the conversion of the Series A Preferred Stock will be made during the term of the Series A Preferred Stock or upon the conversion of the Series A Preferred Stock.

(d) No Impairment. The Corporation will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed pursuant to this Section 7 by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit the Corporation from amending this Certificate with the requisite consent of its stockholders and the Board of Directors.

8. Status of Shares. All shares of Series A Preferred Stock that are at any time redeemed pursuant to Section 5 or converted pursuant to Section 7 and all shares of Series A Preferred Stock that are otherwise reacquired by the Corporation shall be prohibited from being reissued as Series A Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

9. Voting Rights.

(a) The holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 9 or as otherwise provided by applicable law, rule or regulation.

(b) The holders of the shares of Series A Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as one class), (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the related record date and (iii) shall be entitled to notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and Bylaws of the Corporation as if they are holders of Common Stock; provided, however, that solely for purposes of subsection (ii) above, the Conversion Price used to determine the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall not be adjusted pursuant to Section 7(c)(i) below the lesser of (x) the closing bid price of the Company’s common stock on the Nasdaq National Market on the date of execution of the Purchase Agreement and (y) the closing bid price of the Company’s common stock on the Nasdaq National Market on the Original Issue Date (the lesser of (x) and (y), the “Voting Conversion Price”). At such time as the Voting Conversion Price shall become ascertainable, the Corporation shall issue a certificate (the “Voting Conversion Certificate”), setting forth the Voting Conversion Price. Once established and set forth in the Voting Conversion Certificate, the Voting Conversion Price shall be fixed and unalterable, except that it shall be adjusted proportionally with general adjustments of the Conversion Price as set forth in Section 7(c)(ii). After issuance, the Secretary of the Corporation shall file the Voting Conversion Certificate with the records of the Corporation, and it shall be available for review by the stockholders upon reasonable request. For avoidance of doubt, the Voting Conversion Price shall not affect any other provision of this Certificate and shall have no application following the conversion of the Series A Preferred Stock to Common Stock in accordance with Section 7 of this Certificate.

(c) So long as at least fifty percent (50%) of the aggregate outstanding shares of Series A Preferred Stock issued prior to the date of determination remain outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series A Preferred Stock:

(i) amend, alter or repeal any provision of the Corporation’s bylaws or certificate of incorporation (by reclassification, merger or otherwise) so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock, or split, reverse split, subdivide, reclassify or combine the Series A Preferred Stock;

(ii) create, authorize or issue (by reclassification, merger or otherwise) any Senior Securities or any Parity Securities or make any payment of dividends on Senior Securities or Parity Securities other than pursuant to the terms of the certificate or other instrument authorizing such securities or increase the issued or authorized number of shares of Series A Preferred Stock;

(iii) adopt any “shareholder rights plan” or similar instrument that would have the effect of, or amend any “shareholder rights plan” in effect on the date hereof, which as amended would have the effect of, diluting the economic or voting interest in the Corporation of Warburg resulting solely from the ownership of Series A Preferred Stock;

(iv) incur or guarantee, directly or indirectly (including through merger, acquisition or other transaction), or permit any Subsidiary to incur or guarantee, directly or indirectly (including through merger, acquisition or other transaction), any indebtedness, distribute or permit any non-wholly owned Subsidiary to distribute to any securityholders any asset, purchase or permit any Subsidiary to purchase any securities issued by the Corporation or any Subsidiary or pay or permit any non-wholly owned Subsidiary to pay any dividend, if following such transaction, (x) pro forma trailing net debt divided by (y) EBITDA would be in excess of 4.0. For purposes of these calculations, the terms “pro forma trailing net debt,” and “EBITDA” shall have the meaning attributed to such terms (or their functional equivalent) under the Corporation’s most significant senior credit agreement as such agreement may exist on the date of determination or, if no such agreement shall exist on the date of determination, the meaning attributed to such terms (or their functional equivalent) in the Corporation’s most recent senior credit agreement, in each case, for the purposes of evaluating the Corporation’s compliance with financial covenants;

(v) increase the size of the Corporation’s Board of Directors above nine; or

(vi) take any other action that adversely affects the rights, preferences or privileges of any holder of Series A Preferred Stock, it being understood that for purposes of this clause (vi) any action approved by the Warburg Director shall not be deemed to have any such adverse effect, and provided, further, that operating the business of the Corporation in the ordinary course, as determined in good faith by the Board of Directors, which shall include including making acquisitions or incurring further indebtedness, does not require approval under this clause (vi) so long as such action would not require approval of holders of Series A Preferred Stock under any of the foregoing clauses (i) through (v) above.

(d) The consent or votes required in Section 9(c) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s Certificate of Incorporation or Bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 9(b).

(e) For as long as Warburg Pincus Private Equity IX, L.P. and its Affiliates (collectively, “Warburg”) Beneficially Own at least fifty percent (50%) of the shares of the Series A Preferred Stock issued to Warburg pursuant to the Purchase Agreement, the holders of the Series A Preferred Stock, voting as a separate class, shall have the exclusive right to appoint and elect one director (hereinafter referred to as the “Warburg Appointed Director”) to the Corporation’s Board of Directors. Such right shall terminate as of the Company’s first annual meeting of stockholders at which directors shall be elected following such time as Warburg ceases to Beneficially Own at least fifty percent (50%) of the shares of the Series A Preferred Stock issued to Warburg pursuant to the Purchase Agreement. The Warburg Appointed Director shall be duly appointed in accordance with the Corporation’s bylaws and Certificate of Incorporation and the General Corporation Law of the State of Delaware. The Warburg Appointed Director so elected shall serve until his or her successor is elected and qualified. Any vacancy in the position of the Warburg Appointed Director may be filled only by the holders of a majority of the outstanding shares of Series A Preferred Stock. The

Warburg Appointed Director may, during his or her term of office, be removed at any time, without cause, by and only by the holders of a majority of the outstanding shares of Series A Preferred Stock , at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent.

10. Definitions.

Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Beneficially Own” or “Beneficial Ownership” is defined in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.

“Business Combination” means (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

“Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Change in Control” shall mean the happening of any of the following events:

(a) the acquisition by any Person, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of the Corporation’s capital stock entitling that person to exercise 60% or more of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in elections of directors, other than any acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of its employee benefit plans;

(b) a consolidation, merger, reorganization or other form of acquisition of or by the Corporation or other transaction in which the Corporation’s stockholders retain less than 40% (by vote or value) of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns the Corporation either directly or indirectly through one or more subsidiaries) upon consummation of such transaction;

(c) a sale, assignment, conveyance, transfer, lease or other transfer of all or substantially all of the Corporation’s assets; or

(d) the individuals who were directors of the Corporation immediately prior to the date of adoption of this Certificate (together with any directors of the Corporation appointed by Warburg and any new directors whose election or appointment was approved by the directors then in office who were either directors as of the date of adoption of this Certificate or whose election or appointment was previously so approved) ceasing to constitute a majority of the board of directors of the Corporation or any surviving entity immediately after the date hereof.

“Common Stock” means the Common Stock of the Corporation, par value $0.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (a) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to the provisions of Section 7(c)(ii), (b) the issuance of shares of Common Stock (including upon exercise of options) to directors, employees or consultants of the Corporation pursuant to a stock option plan, restricted stock plan or other similar plan approved by the Board of Directors, (c) an aggregate of                                  shares (as appropriately adjusted for any stock splits, stock dividends, combinations, recapitalizations or similar events) of Common Stock issued (including shares issuable upon exercise of options to purchase Common Stock issued or assumed) for consideration that would otherwise result in an adjustment to the Conversion Price then in effect, in connection with bona fide acquisitions of securities of, or bona fide mergers with, another Person, the terms of which are approved by the Board of Directors, (d) an aggregate of                                      shares (as appropriately adjusted for any stock splits, stock dividends, combinations, recapitalizations or similar events) of Common Stock issued (including shares issuable upon exercise of warrants to purchase Common Stock issued) for consideration that would otherwise result in an adjustment to the Conversion Price then in effect, to (1) financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings or commercial property lease transactions, the terms of which are approved by the Board of Directors, or (2) an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, or (B) distribution, supply or manufacture of the Corporation’s products or services, the terms of which are approved by the Board of Directors, (e) the issuance of shares of Common Stock upon exercise of the Series A Preferred Stock and (f) the Warrants and shares of Common Stock issued or issuable upon exercise thereof.

“Market Price” means, with respect to a particular security, on any given day, the volume weighted average price or, in case no such reported sales take place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the Nasdaq National Market or on the principal national securities exchange on which the applicable security is listed or admitted to trading, as applicable, or if not quoted on the Nasdaq National Market or listed or admitted to trading on any national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

“Original Issue Date” means the date upon which the initial shares of Series A Preferred Stock were originally issued by the Corporation.

“Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon the conversion or exercise in full of all securities actually outstanding at such time that are exercisable for, or convertible into, shares of Common Stock (whether or not then exercisable or convertible), but shall not include any shares of Common Stock or securities exercisable for, or convertible into, shares of Common Stock in the treasury of the Corporation or held for the account of the Corporation or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Purchase Agreement” means the Purchase Agreement, dated as of August 17, 2005 among the Corporation and the purchasers named therein, including all schedules and exhibits thereto, as the same may be amended from time to time.

“Registration Statement” means the registration statement contemplated by Section 3.15 of the Purchase Agreement.

“Subsidiary” of a Person means (a) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (b) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

“Trading Day” means (x) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon, (y) if the applicable security is listed or admitted for trading on the New York Stock Exchange, Inc. or another national security exchange, a day on which the New York Stock Exchange, Inc. or such other national security exchange is open for trading or (z) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

“Warburg Director” means the Warburg Appointed Director or the designee of Warburg nominated by Warburg and elected to the Board of Directors by the Corporation’s stockholders pursuant to Section 3.19 of the Purchase Agreement.

“Warrants” means collectively the warrants which are issuable to the purchasers named in the Purchase Agreement pursuant to the Purchase Agreement.

11. Merger or Consolidation of the Corporation. The Corporation will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other corporation unless the successor, transferee or lessee corporation, as the case may be (if not the Corporation), (a) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation and (b) if applicable, expressly agrees to exchange, at the holder’s option, shares of Series A Preferred Stock for shares of the surviving corporation’s capital stock on terms substantially similar to the terms under this Certificate.

12. No Other Rights.

The shares of Series A Preferred Stock shall not have any relative, optional or other special rights and powers except as set forth herein or as may be required by law.

This Certificate shall become effective at [            ] [a.m./p.m.] Eastern Time on [            ], 2005.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this             day of             ,             .

SECURE COMPUTING CORPORATION

By:
Name: Title: